Exhibit 10.14

AMENDMENT NO. 2 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 2 TO WARRANT AGREEMENT, dated as of July 31, 2007 (this “Amendment”), is between ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as warrant agent (the “Warrant Agent”).

W I T N E S S E T H:

WHEREAS, the Company and the Warrant Agent are parties to a Warrant Agreement, dated as of March 29, 2005, as amended as of July 26, 2005 (the “Agreement”), pursuant to which the Company has issued and delivered 20,000,000 warrants;

WHEREAS, the Holders (as such term is defined in the Agreement) of a majority of such warrants outstanding as of the date hereof have consented in writing to this Amendment in accordance with Section 12(a) of the Agreement; and

WHEREAS, the Company wishes to amend the Agreement pursuant to such consent, as hereinafter provided;

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1. CAPITALIZED TERMS.

Capitalized terms used in this Amendment and not defined herein have the meanings given to such terms in the Agreement.

SECTION 2. AMENDMENT TO SECTION 14 OF AGREEMENT.

Section 14 of the Agreement is hereby amended by deleting existing Section 14 in its entirety and by substituting therefor a new Section 14, which shall read in its entirety as follows:

This Agreement and the right of any Holder to exercise Warrants pursuant hereto or the terms of such Warrants shall terminate at 5:00 p.m., New York City time, on the earliest to occur of (a) the Expiration Date, (b) the date on which all Warrants have been exercised or (c) the date on which the Company shall have submitted to the Warrant Agent for cancellation pursuant to Section 10.4 the Warrants tendered to the Company in the Recapitalization Exchange. The provisions of Sections 2.3, 9 and 10 shall survive such termination.

SECTION 3. AMENDMENT TO SECTION 15 OF AGREEMENT.

Section 15 of the Agreement is hereby amended by adding, in the appropriate alphabetical order, the following definition to such Section 15:

“Recapitalization Exchange” means a transaction or series of related transactions in which Holders of at least 90% of the outstanding Warrants tender such Warrants to the Company in exchange for Common Stock on terms specified in an agreement between such Holders and the Company.

SECTION 4. EFFECTIVENESS.

This Amendment shall be effective as of the date hereof. From and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment. Except as amended by this Amendment, the terms and provisions of the Agreement shall remain unchanged.

SECTION 5. GOVERNING LAW.

This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

ITC^DELTACOM, INC.

By:	/s/ J. Thomas Mullis
Name:	J. Thomas Mullis
Title:	Senior Vice President-Legal and Regulatory

MELLON INVESTOR SERVICES LLC as Warrant Agent

By:	/s/ Judy Hsu
Name:	Judy Hsu
Title:	Vice President